Exhibit 4.3

FRESHWORKS INC.
VOTING AGREEMENT
This Voting Agreement (the “Agreement”) is made and entered into as of this 26th day of August, 2021, by and among Freshworks Inc., a Delaware corporation (the “Company”) and the undersigned stockholders of the Company (the “Stockholders”).
RECITALS
The Company intends to effect a public offering (the “Public Offering”) of certain of its securities pursuant to a Registration Statement on Form S-1 (the “Registration Statement”).
The Company intends to file an Amended and Restated Certificate of Incorporation in connection with the Public Offering (the “Restated Certificate”), pursuant to which, among other things: (i) two classes of Common Stock: Class A Common Stock (“Class A Common”) and Class B Common Stock (“Class B Common”), will be authorized; (ii) each share of Class A Common will be entitled to one vote and each share of Class B Common will be entitled to 10 votes; (iii) each share of Common Stock of the Company outstanding immediately prior to the effectiveness of the Restated Certificate (the “Charter Effective Date”) will be reclassified into a share of Class B Common; and (iv) the Company’s Preferred Stock (the “Preferred Stock”) will become convertible into Class B Common.
The Stockholders currently hold shares of Common Stock of the Company, which shares will be reclassified into shares of Class B Common upon the Charter Effective Date.
This Agreement, among other things, requires that all shares of Class B Common which such Stockholder owns upon the consummation of the Public Offering and all shares of Class A Common issued to such Stockholder upon conversion thereof (together, the “Shares”) are voted in the manner set forth herein.
In consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
AGREEMENT
1.VOTING.
1.1Voting Agreement. With respect to any Stockholder Matter (defined below), the Stockholders shall vote all of the Shares in the manner and in the same proportion (for, against, abstain, withheld, or as otherwise indicated) as the other shares of Class B Common not held by the Stockholders (or their affiliates) are voted in the Stockholder Matter.
1.2Irrevocable Proxy. The Stockholders hereby appoint the Company’s Secretary, or any other designee of the Company’s board of directors (the Company’s Secretary or other such designee, the “Proxyholder”), as the Stockholders’ true and lawful proxy and attorney, with the power to act alone and with full power of substitution, to vote (including by written consent) all of the Shares with respect to all matters acted upon by the Company’s stockholders at a meeting or by written consent (a “Stockholder Matter”) in the same manner and in the same proportion (for, against, abstain, withheld, or as otherwise indicated) as the other shares of Class B Common not held by the Stockholders (or their affiliates) are voted in the Stockholder Matter and to execute all appropriate instruments consistent with this Agreement on behalf of the Stockholders. The Proxyholder must vote the Shares as directed by this Agreement and shall not have any discretion in the voting of such Shares. The proxy and power granted by the Stockholders pursuant to this section are coupled with an interest. Each such proxy and power will be irrevocable until the termination of this Agreement.
1.3Other Rights. Except as provided by this Agreement, the Stockholders shall exercise the full rights of a holder of capital stock of the Company with respect to the Shares, including the ability to transfer, convert, sell, pledge or otherwise dispose of the Shares and, except as expressly set forth herein, nothing in this Agreement shall in anyway restrict any Stockholder's ability to exercise such rights or take such actions.
2.TERMINATION. Shares subject to this Agreement held by a Stockholder will no longer be subject to the provisions of this Agreement if such Stockholder sells, transfers (including to a pledgee upon foreclosure of a pledge), assigns, or otherwise disposes of or encumbers the Shares (other than encumbrances created by ordinary course pledges in connection with a bona fide margin account or other loan or financing arrangement secured by the Shares and prior to any foreclosure) subject to this Agreement unless such transfer is a Permitted Transfer (as defined in the Restated Certificate). Each Stockholder agrees that upon and following a Permitted Transfer, the transferee shall sign a joinder to this Agreement. This Agreement shall continue in full force and effect from the date hereof until the earliest to occur of (a) a liquidation or dissolution of the Company, (b) the date on which all shares of Class B Common automatically convert into Class A Common pursuant to the terms of the Restated Certificate, (c) with respect to any Stockholder, the date on which such Stockholder ceases to own any of the securities subject to this Agreement, and (d) the date that the Company terminates this Agreement by written notice to the Stockholders. For the avoidance of doubt, no stop order or restriction on transfer shall be placed on the Shares owned by any Stockholder as a result of this Agreement.
3.MISCELLANEOUS.
3.1Ownership. Each Stockholder represents and warrants to the Company that (a) such Stockholder now owns its shares of Common Stock free and clear of liens or encumbrances (other than ordinary course pledges in connection with a bona fide margin account or other loan or financing arrangement secured by the Shares), and has not, prior to or on the date of this Agreement, executed or delivered any proxy or entered into any voting trust, other voting agreement or similar arrangement or understanding other than one which has expired or terminated prior to the date hereof, and (b) such Stockholder has full power and capacity to execute, deliver and perform this Agreement, which has been duly executed and delivered by, and evidences the valid and binding obligation of, such Stockholder enforceable in accordance with its terms. Until termination of this Agreement, no Stockholder shall purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, other than a Permitted Transfer under the Restated Certificate.
3.2Non-Affiliate Status. The Company hereby acknowledges and agrees that upon the consummation of the Public Offering, so long as this Agreement remains in effect, no Stockholder will be an "Affiliate" of the Company, as such term is defined in Rule 144 of the Securities Act of 1933, as amended, and agrees not to take a position contrary to the foregoing.
3.3Specific Performance. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto or to their heirs, personal representatives, or assigns by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable. If any party hereto or his heirs, personal representatives, or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

3.4Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, and shall be binding upon the parties hereto in the United States and worldwide. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any federal or state court within San Mateo County, State of California in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein (whether based on breach of contract, tort, breach of duty or any other theory), agrees that process may be served upon it in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection that they might otherwise have to jurisdiction, venue and such process. Each party agrees not to commence any legal proceedings based upon or arising out of this Agreement or the matters contemplated herein (whether based on breach of contract, tort, breach of duty or any other theory) except in such courts.
3.5Amendment or Waiver. This Agreement may be amended or modified (or provisions of this Agreement waived) only upon the written consent of the Company and the Stockholders. Any amendment or waiver so effected shall be binding upon the Company, each of the parties hereto and any assignee of any such party.
3.6Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.
3.7Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors and administrators and other legal representatives.
3.8Additional Shares. In the event that subsequent to the date of this Agreement any shares or other securities are issued on, or in exchange for, any of the Shares by reason of any stock dividend, stock split, combination of shares, reclassification or the like such shares or securities shall be deemed to be Shares for purposes of this Agreement.
3.9Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one instrument.
3.10Waiver. No waivers of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.
3.11Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any party’s part of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of the Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement by law, or otherwise afforded to any party, shall be cumulative and not alternative.
3.12Notices. All notices required in connection with this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written notification of receipt. All communications shall be sent to the address appearing on the books of the Company or at such other address or electronic mail address as such party may designate by 10 days advance written notice to the other parties hereto.
3.13Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and no party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement.
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IN WITNESS WHEREOF, the parties hereto have executed this VOTING AGREEMENT as of the date first set forth above.

COMPANY:
Freshworks Inc.
By:	/s/ Rathna Girish Mathrubootham
Name:	Rathna Girish Mathrubootham
Title:	Chief Executive Officer

STOCKHOLDERS:
Tiger Global PIP VI Holdings
By:	/s/ Steven Boyd
Name:	Steven Boyd
Title:	General Counsel

Internet Fund II Pte. Ltd.
By:	/s/ Steven Boyd
Name:	Steven Boyd
Title:	General Counsel

Internet Fund III Pte. Ltd.
By:	/s/ Steven Boyd
Name:	Steven Boyd
Title:	General Counsel

Evan Feinberg
/s/ Evan Feinberg
SIGNATURE PAGE TO VOTING AGREEMENT